EXHIBIT 11
COMPUTATION OF EARNINGS PER COMMON SHARE
(In thousands except for per share amounts)


                                                    Year ended December 31
                                                  1996        1995      1994
                                              --------------------------------
Primary:
     Average common shares outstanding           246,329     268,243   276,094
     -------------------------------------------------------------------------
     Net income available for
       common stockholders                    $1,900,000  $2,071,000  $931,000
     -------------------------------------------------------------------------
     Net earnings per common share                 $7.71       $7.72     $3.37
     -------------------------------------------------------------------------

Note:In computing primary earnings per common share, no adjustment was made for the net effect of dilutive stock options. The aggregate dilution produced by common stock equivalents, based on the treasury stock method, is not material.


Fully Diluted:
     Average common shares outstanding           246,329     268,243   276,094

     Net effect of dilutive stock options
      - based on treasury stock method using
      the ending market price, if higher
      than average market price                    5,076       4,975     4,907
     -------------------------------------------------------------------------
     Total                                       251,405     273,218   281,001
     -------------------------------------------------------------------------
     Net income available for
       common stockholders                    $1,900,000  $2,071,000  $931,000
     -------------------------------------------------------------------------
     Net earnings per common share                 $7.56       $7.58     $3.31
     -------------------------------------------------------------------------

Note:The aggregate dilution produced by common share equivalents is not material and accordingly the fully diluted earnings per common share need not be reported in the Company's Financial Statements at December 31, 1996.

                                  -65-